Form 10-K, Exhibit 13
period 1997-03-31
ICE HOLDINGS INC
filed 1997-07-09
CIK 811868

ICE HOLDINGS, INC.
              (Formerly Skydoor Media & Entertainment, Inc.)

                  REPORT ON AUDIT OF FINANCIAL STATEMENTS
                     AND FINANCIAL STATEMENT SCHEDULES

                 FOR EACH OF THE THREE YEARS IN THE PERIOD
                            ENDED MARCH 31, 1997

                       ICE HOLDINGS, INC.
      (Formerly Skydoor Media & Entertainment, Inc.)
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1997


                             CONTENTS
                            ----------

                                                                  Page
                                                                  ----

Independent Auditor's Report                                      F-3



                      - Financial Statements -

Balance Sheet                                                     F-5

Statements of Operations                                          F-6

Statements of Changes in
 Stockholders' Equity                                             F-7a

Statements of Cash Flows                                          F-8

Notes to Financial Statements                                     F-9



                     - Supplementary Information -


Schedule Rule 12-09 - Valuation and Qualifying
                  Accounts                                        F-14

(LETTERHEAD)





Board of Directors
ICE Holdings, Inc.
Plana Del Ray, California

Independent Auditor's Report

We have audited the accompanying balance sheet of ICE Holdings, Inc. (formerly Skydoor Media & Entertainment) as of March 31, 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of ICE HOLDINGS, INC as Skydoor Media & Entertainment, Inc. as of March 31, 1996 and the years ending March 31, 1996 and 1995 were audited by other auditors, whose report dated August 23, 1996 on those statements included an explanatory paragraph that described that the Company had incurred significant losses since its inception which raised substantial doubt about the Company's ability to continue as a going concern as discussed in the 1996 NOTE 15 to the financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of ICE Holdings, Inc. as of March 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental financial statement schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $206,321 for the year ended March 31, 1997. Although Management believes that actions presently being taken will meet the needs of the Company's operations and financial requirements which are discussed in Note 1, these conditions still raise substantial doubt that the Company will be able to continue as a going concern if Management is unable to meet these goals. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 20, 1997

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
BALANCE SHEETS
For the Years Ended March 31, 1997 and 1996


ASSETS

                                                  1997               1996
                                              ----------         -----------
Current assets
  Cash and cash equivalents                 $     74,287       $          32
  Prepaid expenses                                 7,450                   -
                                               ---------          ----------
       Total current assets                       81,737                  32

Property and equipment                             4,291                   -
                                              ----------          ----------
TOTAL ASSETS                                $     86,028       $          32
                                              ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                          $      3,638       $           -
  Accounts payable - Consultants                  25,000                   -
  Notes payable                                  212,800                   -
  Note payable-Shareholder                             -              50,000
  Accrued liabilities                                  -              18,520
  Accrued interest                                10,649                   -
                                              ----------          ----------
       Total current liabilities                 252,087              68,520
                                              ----------          ----------
Commitments and Contingencies                          -                   -

Stockholders' equity
  Common stock $.001 par value,($.03 par value
       in 1996) 50,000,000 shares authorized;
       11,107,966 shares outstanding at March
       31, 1997, 6,947,062 shares outstanding
       at March 31, 1996                           11,108              69,773
  Additional paid-in capital                    4,273,965           4,100,950
  Stock options and warrants                            -               5,600
  Accumulated deficit                          (4,451,132)         (4,244,811)
                                               -----------          ----------
       Total stockholders'(deficit)              (166,059)            (68,488)
                                               -----------          ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                        $     86,028         $        32
                                              ===========          ============

The accompanying notes are an integral part of these statements.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
STATEMENTS OF OPERATIONS
For the Years Ended March 31, 1997, 1996 and 1995

                                       1997           1996           1995
                                    ----------     ----------     ----------

Sales                             $          -   $          -    $   374,534
Less: Discounts and allowances               -              -             76
                                     ---------      ---------      ---------
                                             -              -        374,458

Cost of sales                                -              -        361,666
                                     ---------     ----------       --------

Gross profit                                 -              -         12,790

Selling, general and
  administrative expenses              195,672         61,257        142,115
                                     ---------     ----------       --------

Loss from operations                  (195,672)       (61,257)      (129,325)
                                     ----------    -----------      ---------

Other income(expense)
  Interest expense                     (10,649)             -        (16,934)
  Other income(expense)                      -              -          1,060
  Unusual or infrequent item                 -              -     (1,025,924)
                                     ----------    ----------     -----------
                                       (10,649)             -     (1,041,798)
                                      ---------    ----------     -----------

Loss before income tax                (206,321)       (61,257)    (1,171,123)
                                      ---------    -----------    -----------

Provision for income taxes                   -          7,232              -
                                      --------     ----------     ----------

Net Loss                           $  (206,321)   $   (68,488)  $ (1,171,123)
                                      ---------      ---------    -----------

Net loss per share                 $      (.05)   $      (.01)  $       (.56)
                                      =========      =========      =========

Weighted average number of
  common shares outstanding          4,187,716      6,947,062      2,291,285
                                     =========      =========      =========

The accompanying notes are an integral part of these statements.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended March 31, 1997, 1996 and 1995

(In order to file with the SEC via EDGAR, the Statement of Changes in Stockholders' Equity for ICE Holdings, Inc. have been formatted to fit across two pages.

                                                                   ADDITIONAL
                                    COMMON         STOCK           PAID IN
                                    SHARES         AMOUNT          CAPITAL
                                  ----------       ----------      ----------
                                  ----------       ----------      ----------
Balance, March 31, 1994            2,291,285   $       69,000   $   4,001,800
                                  ----------       ----------      ----------

Issuance of common shares             26,777              773          99,150
Net loss for the year                      -                -               -
                                  ----------       ----------      ----------
Balance, March 31, 1995            2,317,062           69,773       4,100,950
                                  ----------       ----------      ----------

Issuance of common shares          4,630,000                -               -
Net loss for the year                      -                -               -
                                  ----------       ----------      ----------
Balance, March 31, 1996            6,947,062           69,773       4,100,950
                                  ----------       ----------      ----------

Correction for common stock
never issued                         (25,977)               -               -
Common stock issued for $25,000 or
  $.00357 per share in cash to
  $.001 par value                  7,000,000            7,000          18,000
Change of common stock's par
  value from $.03 per share
  to $.001 per share                       -          (62,852)         62,852
Cancellation of stock options as
  conditions for ownership change          -                -           5,600
Reverse stock split/250 shares
  for 1                          (13,863,119)         (13,863)         13,863
Common stock issued for $.01
  per share                        4,650,000            4,650          41,850
Common stock issued for $.005
  per share                        6,050,000            6,050          24,200
Common stock issued for $.02 per
   share in accordance with 1996
  Stock Option Plan                  350,000              350           6,650
Net loss for the year
  ended March 31, 1997                     -                -               -
                                  ----------       ----------       ---------
Balance, March 31, 1997           11,107,966     $     11,108     $ 4,273,965
                                 ===========       ==========       =========


The accompanying notes are an integral part of these statements.

F-7a

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended March 31, 1997, 1996 and 1995

(In order to file with the SEC via EDGAR, the Statement of Changes in Stockholders' Equity for ICE Holdings, Inc. have been formatted to fit across two pages.


                     STOCK                          TOTAL
                    OPTIONS                         SHAREHOLDERS'
                        AND        ACCUMULATED      EQUITY
                   WARRANTS          DEFICIT        (DEFICIT)
                 ----------        -----------      -------------
              $       5,600     $  (3,005,200)    $     1,071,200
                 ----------        -----------          ---------

                          -                 -              99,923
                          -        (1,171,123)         (1,171,123)
                  ---------        -----------         -----------
                      5,600        (4,176,323)                  -
                  ---------        -----------           ---------

                          -                 -                   -
                          -           (68,488)            (68,488)
                  ---------        -----------           ---------
                      5,600        (4,244,811)            (68,488)
                  ---------        -----------           ---------


                          -                 -                   -

                          -                 -              25,000


                          -                 -                   -

                    (5,600)                 -                   -

                          -                 -                   -

                          -                 -              46,500

                          -                 -              30,250


                          -                 -               7,000


                          -          (206,321)           (206,321)
                -----------        -----------           ---------
              $           -      $ (4,451,132)        $  (166,059)
                ===========        ===========           =========



The accompanying notes are an integral part of these statements.

F-7b

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
STATEMENT OF CASH FLOWS
For the Years Ended March 31, 1997, 1996 and 1995


                                   1997            1996            1995
                                 ---------      ----------      ----------
Cash flows from operating
activities
  Cash received from
    customers and others      $          -   $           -   $     655,058
  Cash paid to suppliers,
    employees and others                 -               -      (1,744,741)
  Cash paid for services
    and administration            (191,931)        (49,968)              -
  Interest paid                          -               -         (16,934)
                                -----------    ------------     ------------

  Net cash used in
    operating activities          (191,931)        (49,968)     (1,106,617)
                                -----------    ------------    ------------

Cash flows from
  investing activities
  Purchase of equipment             (5,364)              -               -
                                -----------     ----------     -----------
  Net cash used in
    investing activities            (5,364)              -               -
                                -----------     ----------    ------------

Cash flows from
    financing activities
  Short-term borrowing, net        162,800               -               -
  Proceeds from long term debt           -          50,000               -
  Proceeds from issuance
    of common stock                108,750               -               -
  Unusual or infrequent item             -               -       1,002,617
                               -----------      ----------    ------------
  Net cash provided by
    financing activities           271,550          50,000       1,002,617
                               -----------      ----------    ------------

  Net increase in cash              74,255              32        (104,000)

Cash beginning balance                  32               -         104,000
                               -----------      ----------    ------------
Cash ending balance          $      74,287    $         32  $            -
                               ===========      ==========    ============







The accompanying notes are an integral part of these statements.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
STATEMENT OF CASH FLOWS
For the Years Ended March 31, 1997, 1996 and 1995



                                     1997             1996            1995
                                  -----------     ----------      -----------
Reconciliation of net
  loss to net cash used
  in operating activities

  Net loss                     $     (206,321)  $    (68,488)   $  (1,171,123)
                                   -----------     ----------      ------------

  Adjustments
  Depreciation                          1,073              -           50,505
  Decrease in accounts
    receivable                              -              -          280,600
  Decrease in inventory                     -              -          159,700
  Increase in other
    current assets                          -              -           31,400
  Increase(decrease) in
    accounts payable                   28,638              -         (306,900)
  Increase in accrued interest         10,649              -                -
  Increase in prepaid expense          (7,450)             -                -
  Increase(decrease) in accrued
    liabilities                       (18,520)        18,520                -
                                   -----------    ----------     ------------
  Total Adjustments                    14,390         18,520          150,900
                                   -----------    ----------     ------------
  Net cash used in
    operating activities         $   (191,931)  $    (49,968)  $   (1,106,617)
                                   ===========    ===========    =============

  Interest paid                  $          -   $          -   $       16,934
                                   ===========    ===========    ============

  Income taxes paid              $          -   $          -                -
                                   ===========    ============   ============

The accompanying notes are an integral part of these statements.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 1997 and 1996

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
ICE Holdings, Inc. (the Company), formerly Skydoor Media & Entertainment, Inc. was incorporated on February 6, 1987 under the laws of the State of Delaware. The Company was at one time a manufacturing and wholesaling entity for snack foods whose operations were transferred to a majority shareholder during the year ended March 31, 1995. Since the disposal of the Company's operations, majority control of the Company has changed four times during 1995 and 1996. The current controlling shareholders are positioning the Company as an integrated company assisting in the development of emerging information, communications and entertainment technology companies. The restructured Company will provide working capital, financial and management services and strategic planning for several subsidiaries which are being identified and acquired. The first enterprises will be acquired in the spring and summer of 1997.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT
Equipment is carried at cost. Depreciation is calculated on accelerated methods over estimated useful lives of five years. As of March 31, 1997, the Company had no lease commitments for property and equipment.

ADVANCES TO AND FROM OFFICERS
In recent months, the officers have, as necessary, advanced funds to the Company. As funds are available, these advances are repaid.

LOSS PER SHARE
Loss per share is computed using the weighted average number of common shares outstanding or deemed to be outstanding during the period. The computation of loss per share does not include common stock equivalents, which are anti-dilutive. The fully diluted and primary earnings per share computations are identical for the year ending March 31, 1997.

STOCK SPLIT
On October 18, 1996, the Company effected a 250-for-1 reverse stock split for all shares outstanding at that date. All references in the financial statements to issued and outstanding shares and per share data reflect this reverse stock split.

OTHER DEFERRED COST
The Company has incurred certain costs in connection with the registration of a public offering of additional shares of common stock. These costs are netted against the proceeds of the offering, if successful, or are charged to current operations, if unsuccessful.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 1997 and 1996

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES
As of March 31, 1997, the Company had accumulated net operating losses of approximately $2,700,000. These losses are substantially available to reduce taxable income and the corresponding future federal and state income taxes. These losses may be carried forward for fifteen years with the earliest expiration date of March 31, 2004. The Company over the past few years has had at least four changes of ownership which exceeded fifty percent of the Company's outstanding shares. The utilization of the net operating loss carry-forwards will be limited in accordance with federal tax law by each of the ownership changes. The determination of the amount of net operating loss actually available has not been made. The loss attributed to the current ownership group is approximately $200,000.

GOING CONCERN
The financial statements of the Company have been prepared on a going-concern basis. That basis of accounting contemplates the realization of assets and the satisfaction of liabilities in the normal course of conducting business operations. As shown in the financial statements, operations for the year ended March 31, 1997 resulted in a net loss of $206,321. The Company's future is dependent on its ability to continue to obtain additional capital or adequate financing to fund future acquisitions and developments in information, communication and entertainment technologies.

The Company is currently pursuing private placement of its stock and other opportunities for raising capital. These funds will allow the Company to pursue its targeted industries and the acquisition of operating companies as subsidiaries.

RECLASSIFICATIONS
Certain amounts from prior periods have been reclassified to conform with the current period presentation. This reclassification has resulted in no changes to accumulated deficit or net losses presented.

NOTE 2.  EQUIPMENT

The Company's equipment at March 31, 1997 consists of the following:

  Computer equipment                          $        5364
  Less:  Accumulated depreciation                      1073
                                                       ----
           Total                              $        4291
                                                       ====


ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 1997 and 1996

NOTE 3.  NOTES PAYABLE

The Company, when under the control of a prior shareholder group, borrowed $50,000 from John Jacobson (Jacobson Note) in November 1995. The original terms on the note required repayment of the balance by November 8, 1996 with interest at twelve percent. The note also carried a conversion feature allowing the note to be converted to stock in Skydoor Media & Entertainment, Inc. at the rate of $0.68 per share. During the change in ownership of the Company, this previous shareholder group gave the new controlling shareholders a representation this liability was paid in full and did not exist. The Company's current management is reviewing this matter for appropriate actions to either settle this claim or pursue a resolution against the previous shareholders. The Company has elected to record this note as a current liability of $50,000 with accrued interest owed as of March 31, 1997 of $8,371.

As part of a change in ownership, shareholders canceled two notes payable to themselves for $50,000 each. After reviewing the Company's transactions and records, the funds claimed on these notes were never advanced to the Company. The Company's Management is currently reviewing these and other matters concerning the representations of prior shareholders before determining its course of action.

On December 30, 1996, the Company signed a note with Conception One Foundation for the sum of $162,800. This note includes interest per annum of six percent, and is due and payable on January 2, 1998. At the discretion of the note holder, all or part of the note can be converted to common stock in the Company at the rate of $5.00 per share of restricted common stock. As of March 31, 1997, the Company had received $162,800 under this agreement and this amount is presented as all of the long-term debt of the Company. As of March 31, 1997, the Company had accrued interest owed per this agreement of $2,278.

NOTE 4.  SHAREHOLDERS' EQUITY

The Company had recorded 6,947,062 shares of common stock issued and outstanding as of March 31, 1996. This includes 4,630,000 common shares of restricted stock which were issued to controlling shareholders for no documented consideration during March 1996.

The Company's management is investigating this transaction but feels that any actions will be immaterial since these shares were reduced to 18,520 shares after the reverse stock split.

In September 1996, the Company agreed to issue 7,000,000 shares of restricted common shares for $25,000. This resulted in a fifty-five percent change in ownership. Associated with this change in ownership, the Company changed its name to ICE Holdings, Inc. and reduced the par value of the stock to $.001 per share from $.03 per share.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 1997 and 1996

NOTE 4.  SHAREHOLDERS' EQUITY (Continued)

On October 18, 1996 the company effected a 250 to 1 reverse stock split of all issued and outstanding common shares.

After the reverse split, in October 1996, the Company issued 4,650,000 restricted common shares for $46,500. This issuance was in accordance with the exemption afforded by Regulation S. This issuance was followed by one for 6,050,000 restricted common shares for $30,250 sold pursuant to exemption under Section 4(2) of the Securities Act of 1933 involving sales to ten United States persons.

In October 1996, the Company adopted the 1996 Stock Option Plan to provide specified employees and consultants of the Corporation incentive to promote the success of the business and to encourage stock ownership. The Company registered 350,000 common shares with the Securities and Exchange
Commission pursuant to this plan. These shares were issued for consideration of $7,000.

In reviewing and reconciling the Company's records with that of its stock transfer agent, it was discovered that the original shares outstanding in 1996 were out of balance by 25,977 common shares. This imbalance was equal to 104 post-reversed stock split shares and the Company's books and records were adjusted accordingly.

The Company has a consulting agreement with Manhattan West, Inc. paying $5,000 per month for consulting services. As of March 31, 1997, the Company owed $25,000 on this agreement which began November 1, 1996. These fees may be paid in common stock based upon a formula price equal to 75% of the monthly average bid price in the month services are rendered.

Mr. Edward G. Hanson joined the Company as its Chief Financial Officer on May 15, 1997. Part of his compensation agreement provides that Mr. Hanson shall earn 300 warrants per day for work performed, exercisable for a term of five years at a price equal to 80% of the closing bid price for the Company's common stock on the date granted.

NOTE 5.  RELATED PARTY TRANSACTIONS

As of March 31, 1996, the Company had recorded that it had a loan from a significant stockholder of $50,000. The Company had not issued any stock to this note holder as described in Note 3. During the changes of ownership in 1996, certain shareholders canceled notes which had no significant balances outstanding during the year and certain related payables. As of March 31, 1997, the Company had no current related parties' transactions other than payroll and consulting agreements with its officers. In recognition of their contributions as Officers of the Company, Mr. Matthew Zuckerman and Mr. Gregory Martin received $30,000 each as consulting contracts in the period ended March 31, 1997.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 1997 and 1996

NOTE 6.  COMMITMENTS AND CONTINGENCIES

LEASES
In early January 1997, the Company arranged for leased office space in San Francisco, California. The lease period is for six months with monthly payments of $1,150 per month and a $500 deposit. The Company's liability for this lease agreement was terminated in April 1997.

CONTINGENCIES
As described in Note 3, the Company has identified only one commitment from previous shareholders' representations which is considered a payable by the Company. The Company has undergone numerous changes in ownership and shareholders in the last three years. As of June 20, 1997, the Company has not been notified of any other claims or assertions.

NOTE 7.  SUBSEQUENT EVENTS

Acquisition of DEFAULT MANAGEMENT NETWORK, INC. ("DMN") on April 24, 1997. The Company entered into an agreement to acquire 1,500,000 common shares of Default Management Network, Inc. This transaction results in the Company controlling 60% of the outstanding common stock of the DMN. As part of this agreement, the Company will also make available to DMN a revolving line of credit in the amount of $2,000,000. As of June 20, 1997, DMN had drawn $500,000 on this line of credit under an agreement which has not been finalized as to the terms and conditions for this interim financing.

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
SCHEDULE of RULE 12-09 - VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended March 31, 1997, 1996 and 1995


                                           Balance at            Charged to
                                           beginning of          Costs and
Description                                Period                Expenses
--------------------------------           ------------          ----------
Allowance for doubtful accounts

Year ended March 31, 1997                $            -       $           -

Year ended March 31, 1996                             -                   -

Year ended March 31, 1995 (1)                     8,600               8,600

Valuation allowance for
 deferred tax asset

Year ended March 31, 1997 (2)                   760,000                   -

Year ended March 31, 1996                       760,000                   -

Year ended March 31, 1995                       760,000                   -


(1) Direct write-offs of accounts receivable

(2) The Company has had a change in shareholders which reduced deferred tax assets to zero.



















F-14a

ICE HOLDINGS, INC.
(Formerly Skydoor Media & Entertainment, Inc.)
SCHEDULE of RULE 12-09 - VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended March 31, 1997, 1996 and 1995

[CAPTION]

Change to
other Accounts              Deductible                 Balance at
Describe                    Describe                   End of Period
------------                ----------                 -------------


$           -           $               -          $               -

            -                           -                          -

            -                           -                          -




            -                     760,000                          -

            -                           -                          -

            -                           -                          -















F-14b